Exhibit 1.01

Conflict Minerals Report of RH in Accordance with Rule 13p-1 under the Securities and Exchange Act of 1934

I. Introduction

1.	Overview of our Conflict Minerals Report

This Conflict Minerals Report of RH (the “Company,” “ “us,” “we”) is prepared in accordance with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the reporting period January 1, 2016 to December 31, 2016 (the “reporting period”). RH is inclusive of its wholly-owned subsidiary Restoration Hardware, Inc. and its subsidiaries. During the reporting period, RH acquired a controlling interest in Design Investors WW Acquisition Company, LLC, which owns the business operating under the name “Waterworks”. The information provided in this report on behalf of RH is inclusive of Waterworks, its products and supply chain.

The Rule requires issuers that manufacture or contract to manufacture products that contain conflict minerals that are necessary to the functionality or production of those products to, among other things, disclose annually whether any of those conflict minerals originated in the Covered Countries and if so, to submit a report to the Securities and Exchange Commission (the “SEC”) that includes a description of the measures they took to exercise due diligence on the conflict minerals’ source and chain of custody. Conflict minerals are defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are limited to tantalum, tin, tungsten and gold (the “conflict minerals”). The “Covered Countries” for purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

2.	Overview of our Supply Chain, Verification Process and Conflict Minerals Policy

During the reporting period, RH did not own or operate any applicable manufacturing facilities but instead contracted and had relationships with third-party suppliers who manufacture our merchandise. The products that the Company “contracts to manufacture,” as such term is referred to by the Rule, are herein referred to as the “Subject Products.” The Subject Products are manufactured for the Company through such suppliers’ own factories or factories with which such suppliers have commercial relationships. The Company must therefore rely on its third-party suppliers to provide information regarding the existence of conflict minerals in the Subject Products and their origin.

The Company relied upon multi-stakeholder initiatives that provide verification processes for conflict-free minerals from the smelters or refiners who may provide those minerals to companies in our supply chain. The Company is many steps removed from the mining of conflict minerals. The Company does not purchase raw or unrefined conflict minerals, and conducts no purchasing activities directly in the Covered Countries. The statements herein are based on the activities performed to date, in good faith, by the Company and on the information available at the time of this filing. There are factors that could affect the accuracy of these statements. These factors include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions in the information provided by suppliers or smelters, ongoing identification of smelters in our supply chain, and incomplete information from industry or other third-party sources, among other factors.

We adopted a Conflict Minerals Policy that is published on our supplier cloud platforms and is incorporated in our Vendor’s Operation Manual (the “Vendor Manual”).

II. Description of Products Covered by this Report

RH offers merchandise assortments across a growing number of categories, including furniture, lighting, textiles, bathware, décor, outdoor and garden, tableware and children’s furnishings. The Subject Products included products sold by the Company in the following categories: furniture, bathware, plumbing fixtures, lighting fixtures, kitchen and bath hardware, décor, outdoor and garden, and children’s furnishings.

III. Reasonable Country of Origin Inquiry

In accordance with the Rule, we conducted in good faith a reasonable country of origin inquiry (the “RCOI”) that was reasonably designed to determine whether any of the necessary conflict minerals in the Subject Products originated in the Covered Countries or were from recycled or scrap sources.

To conduct our RCOI, we used a conflict minerals reporting template developed by the Conflict-Free Sourcing Initiative (the “CFSI”), an initiative founded by members of the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI). We requested this information from our direct suppliers who manufacture our Subject Products.

Based on our RCOI, we have reason to believe that some of the necessary conflict minerals used in our Subject Products originated in the Covered Countries and may not have been from recycled or scrap sources. Accordingly, we conducted due diligence to determine the source and chain of custody of these conflict minerals.

IV. Due Diligence Process

We have designed our diligence efforts to generally conform to the Organization for Economic Cooperation and Development’s (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying supplements (the “OECD Guidance”).

The OECD Guidance identifies five due diligence steps: (i) Establish Strong Company Management Systems; (ii) Identify and Assess Risks in the Supply Chain; (iii) Design and Implement a Strategy to Respond to Identified Risks; (iv) Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence; and (v) Report Annually on Supply Chain Due Diligence.

The due diligence steps that we executed included the following:

Step	OECD Guidance Steps	Due diligence activities performed by RH

1	Establish Strong Company Management Systems	Adopted Conflict Minerals Policy	●	We adopted a Conflict Minerals Policy that is published on our supplier cloud platforms and is incorporated in our Vendor Manual

		Created Conflict Minerals Compliance Team	●

We created an internal conflict minerals compliance team

composed of representatives from sourcing, internal audit and legal departments (the “Conflict Minerals Compliance

Team”). The team was structured to ensure critical

information reached the relevant employees and suppliers

			●	Our Conflict Minerals Compliance Team periodically reported on its due diligence activities to the RH executive team, the compliance committee and/or the audit committee

		Internal Engagement	●	We educated and continue educating relevant employees on our conflict minerals program and reporting obligations

		Supplier Engagement	●	We provided our direct suppliers information on conflict minerals, our disclosure requirements as well as recommendations for developing and implementing a conflict minerals compliance program

2	Identify and Assess Risks in the Supply Chain	Identified Products in Scope	●

Our Conflict Minerals Compliance Team conducted a review

of the products contracted to be manufactured during the

reporting period to identify product categories and Subject

Products that may contain conflict minerals

		Inquired about Due Diligence Measures Performed by Direct Suppliers	●

We used the responses from our direct suppliers to the CFSI

reporting template to review their due diligence activities,

including whether they had adopted a conflict minerals

policy, required their own suppliers to source from processing facilities validated by an independent audit firm, and

implemented a review process that includes corrective action management

●

We analyzed the completed responses received from our

direct suppliers to identify incomplete responses, potential errors and/or inaccuracies. As deemed appropriate by us, we

followed up by email or phone with the suppliers who did not respond to our request to complete the CFSI reporting

template, or who submitted incomplete responses or

responses that we determined may have contained errors or

inaccuracies

			●	We implemented a conflict minerals data management tool that tracks end-to-end communication with direct suppliers and consolidates suppliers responses to the CFSI template for analysis and reporting

		Identified Smelters	●

We collected a list of smelters/processors that are in our

supply chain by utilizing the CFSI reporting template. We

determined if the processing facilities adhere to responsible sourcing practices by reconciling that list to the list of smelter facilities designated by the CFSI Conflict-Free Smelter

Program and the CFSI list of Active Smelters & Refiners that have committed to undergo the Conflict-Free Smelter

Program audit. We have provided lists of smelters/processors that are reported in our supply chain in Appendix A.

3	Design and Implement a Strategy to Respond to Identified Risks	Designed Internal Reporting System	●	Our Conflict Minerals Compliance Team periodically reported on its due diligence activities to the RH executive team, the compliance committee and/or the audit committee

		Adopted Conflict Minerals Policy	●	We adopted a Conflict Minerals Policy that is published on our supplier cloud platforms and is incorporated in our Vendor Manual

		Verified Smelters	●

As part of our risk mitigation process, we determined if the processing facilities identified in our supply chain adhere to responsible sourcing practices by reconciling the list of

smelters collected from our direct suppliers to the list of

smelter facilities that have been verified as complying with the CFSI Conflict-Free Smelter Program and the CFSI list of

Active Smelters & Refiners that have committed to undergo

the Conflict-Free Smelter Program audit

4	Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence		●	We relied on the CFSI’s published lists to verify the CFSI Conflict-Free Smelter Program compliance status of smelters/ processors that are reported in our supply chain

5	Report Annually on Supply Chain Due Diligence	●	This Conflict Minerals Report is filed with the SEC and publicly available on our website at ir.restorationhardware.com, by clicking on “SEC Filings”

V. Review of Due Diligence Results

1.	Facilities Used to Process Conflict Minerals in Subject Products

Based on our due diligence process and the information received from our direct suppliers, we have identified, in Appendix A, facilities that may have been used to process conflict minerals used in the Subject Products.

2.	Country of Origin of Conflict Minerals in Subject Products

Based on the information provided by our direct suppliers, we have reason to believe that some of the products RH sold during the reporting year contain necessary conflict minerals that originated from the Covered Countries. Sixteen of our direct suppliers indicated that products supplied to RH contained intentionally added conflict minerals necessary to the function and/or production of the product. Two of these sixteen direct suppliers indicated that the products they sold to RH contained necessary conflict minerals originating in the covered countries. Both of these suppliers are divisions of a company subject to Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1), which we have been told will file a separate report. All smelters our suppliers identified as sources of necessary conflict minerals are certified under or participating in the CFSI Conflict-Free Smelter Program. However, 13% of our direct suppliers did not respond to our survey, and 2 direct suppliers did not know the country of origin of the necessary conflict minerals in their products, although one reported only using conflict minerals from 100% recycled or scrap sources. Accordingly, notwithstanding our due diligence efforts, we were unable to determine the origin of a portion of conflict minerals contained in certain of the Subject Products.

3.	Efforts to Identify the Mine or Location of Origin of the Conflict Minerals

Our reasonable country-of-origin inquiry and due diligence process described above represent our best efforts to identify the mine or location of origin for the conflict minerals contained in the Subject Products for this reporting period. We also reviewed publicly available information, including information made publicly available by or through CFSI, to try to identify the mine or location of origin.

VI. Steps To Be Taken To Mitigate Risk

RH intends to continue to communicate our expectations and information requirements to our direct suppliers. Over time, we anticipate that the amount of information available globally on the traceability and sourcing of conflict minerals will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. We expect that our direct suppliers will comply with our Conflict Minerals Policy and partner with us to (i) provide appropriate information and conduct necessary due diligence to facilitate our compliance with the Rule, (ii) implement and communicate to their relevant personnel and suppliers policies that are consistent with the Policy, (iii) put in place procedures and contractual provisions for the traceability of Conflict Minerals, working with their suppliers as applicable, (iv) use reasonable efforts to source conflict minerals from smelters and refiners that have been validated by a recognized, independent third party as DRC conflict free, and (v) adopt a risk management strategy with respect to identified risks in the supply chain that is consistent with our Conflict Minerals Policy.

In addition to the due diligence steps that we took during the reporting period, which we intend to continue for 2017 as applicable, we intend to (i) engage with our suppliers that provided incomplete responses or failed to respond to requests, to ensure that they provide requested information for 2017, (ii) monitor the progress of traceability measures at suppliers that indicated for this reporting period that the source of conflict minerals was unknown or undeterminable; and (iii) communicate to new suppliers our sourcing expectations, including by disseminating our Conflict Minerals Policy to them.

VII. Independent Private Sector Audit

Not required for the reporting period.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements within the meaning of the federal securities laws including statements related to our business, products and conflict mineral efforts, including steps we intend to take in the future to mitigate the risk that the conflict minerals used in the Subject Products benefit the armed groups on the Covered Countries, our ability to monitor the progress of our suppliers or that our suppliers would comply with our Conflict Mineral Policy and our requests for timely and accurate information, our suppliers’ ability to source conflict minerals from smelters and refiners that have been validated by a recognized, independent third party as DRC conflict free, and the effectiveness of any of our risk management strategies to identify risks in the supply chain consistent with our Conflict Minerals Policy. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that may cause these forward-looking statements to differ materially from our expectations include, among others: failure to carry out our plans in a timely manner or at all; lack of cooperation or progress by our suppliers, their respective suppliers and smelters; implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers; lack of progress by smelter or refiner validation programs for conflict minerals (including the possibility of inaccurate information, fraud and other irregularities); internal and external resource constraints; political developments in the Covered Countries and regulatory developments in the United States, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH Form 10-K filed with the SEC on March 29, 2017, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this Conflict Minerals Report speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Appendix A

Processing Facilities

Table 1. CFSP-compliant processing facilities as listed by CFSI as of May 23, 2017

Processing facilities and their locations reported in our supply chain that are reported by CFSI as compliant with the CFSI Conflict-Free Smelter Program.

Mineral	Facility ID	Processing Facility Name	Country
TIN	CID000292	Alpha—United States, 2USA001	United States
TIN	CID001070	China Tin Group Co., Ltd. -2CHN015	China
TIN	CID000295	Cooper Santa—2BRA063	Brazil
TIN	CID002570	CV Ayi Jaya	Indonesia
TIN	CID002592	CV Dua Sekawan	Indonesia
TIN	CID000306	CV Gita Pesona— 2IDN056	Indonesia
TIN	CID000313	CV Serumpun Sebalai—2IDN008	Indonesia
TIN	CID002593	CV Tiga Sekawan	Indonesia
TIN	CID000315	CV United Smelting, 2IDN009	Indonesia
TIN	CID002455	CV Venus Inti Perkasa	Indonesia
TIN	CID000402	Dowa	Japan
TIN	CID002774	Elmet S.L.U. (Metallo Group)	Spain
TIN	CID000438	EM Vinto—2BOL010	Bolivia
TIN	CID000468	Fenix Metals—2POL064	Poland
TIN	CID002848	Gejiu Fengming Metallurgy Chemical Plant	China
TIN	CID002849	Guanyang Guida Nonferrous Metal Smelting Plant	China
TIN	CID002844	HuiChang Hill Tin Industry Co., Ltd.	China
TIN	CID000244	Jiangxi Ketai Advanced Material Co., Ltd.	China
TIN	CID002468	Magnu’s Minerais Metais e Ligas LTDA	Brazil
TIN	CID001105	Malaysia Smelting Corporation (MSC)— 2MYS016	Malaysia
TIN	CID002500	Melt Metais e Ligas LTDA	Brazil
TIN	CID001142	Metallic Resources, Inc.	United States
TIN	CID002773	Metallo-Chimique N.V.	Belgium
TIN	CID001173	Mineracao Taboca S.A.—2BRA018	Brazil
TIN	CID001182	Minsur—Peru, 2PER019/	Peru
TIN	CID001191	Mistubishi Materials Corporation -2JPN020	Japan
TIN	CID2517	O.M. Manufacturing Philippines, Inc.	Phillipines
TIN	CID001314	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
TIN	CID001337	OMSA— 2BOL022	Bolivia
TIN	CID000309	PT Aries Kencana Sejahtera	Indonesia
TIN	CID001399	PT Artha Cipta Langgeng—2IDN024	Indonesia
TIN	CID002503	PT ATD Makmur Mandiri Jaya	Indonesia

TIN	CID001402	PT Babel Inti Perkasa -2IDN025	Indonesia
TIN	CID002776	PT Bangka Prima Tin	Indonesia
TIN	CID001419	PT Bangka Tin Industry— 2IDN058	Indonesia
TIN	CID001421	PT Belitung Industri Sejahtera— 2IDN030	Indonesia
TIN	CID001428	PT Bukit Timah -2IDN032	Indonesia
TIN	CID002696	PT Cipta Persada Mulia	Indonesia
TIN	CID001434	PT DS Jaya Abadi—2IDN059	Indonesia
TIN	CID001438	PT Eunindo Usaha Mandiri—2IDN033	Indonesia
TIN	CID002530	PT Inti Stania Prima	Indonesia
TIN	CID000307	PT Justindo	Indonesia
TIN	CID002829	PT Kijang Jaya Mandiri	Indonesia
TIN	CID001453	PT Mitra Stania Prima—2IDN037	Indonesia
TIN	CID001453	PT Panca Mega Persada—2IDN060	Indonesia
TIN	CID001458	PT Prima Timah Utama—2IDN007/	Indonesia
TIN	CID001460	PT REFINED BANGKA TIN— 2IDN038/	Indonesia
TIN	CID001463	PT Sariwiguna Binasentosa -2IDN039	Indonesia
TIN	CID001468	PT Stanindo Inti Perkasa—2IDN040	Indonesia
TIN	CID002816	PT Sukses Inti Makmur	Indonesia
TIN	CID001471	PT Sumber Jaya Indah—2IDN041	Indonesia
TIN	CID001477	PT Tambang Timah—2IDN049	Indonesia
TIN	CID001482	PT Timah (Persero) Tbk Mentok	Indonesia
TIN	CID001490	PT Tinindo Inter Nusa -2IDN044	Indonesia
TIN	CID001493	PT Tommy Utama—2IDN057	Indonesia
TIN	CID002706	Resind Indústria e Comércio Ltda.	Brazil
TIN	CID001539	Rui Da Hung	Taiwan
TIN	CID001758	Soft Metais, Ltda.—2BRA066	Brazil
TIN	CID001898	Thaisarco—2THA046	Thailand
TIN	CID002016	VQB Mineral and Trading Group JSC	Vietnam
TIN	CID002036	White Solder Metalurgia e Mineração Ltda.—2BRA054	Brazil
TIN	CID002180	Yunnan Tin Company, Ltd.—2CHN048	China
TANTALUM	CID000211	Changsha South Tantalum Niobium Co., Ltd.	China
TANTALUM	CID002557	Global Advanced Metals Boyertown	United States
TANTALUM	CID000291	Conghua Tantalum and Niobium Smeltry	China
TANTALUM	CID002504	D Block Metals, LLC	United States
GOLD	CID000015	Advanced Chemical Company	United States
GOLD	CID000019	Aida Chemical Industries Co., Ltd.	Japan
GOLD	CID000035	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
TUNGSTEN	CID000004	A.L.M.T. TUNGSTEN Corp.	Japan
TUNGSTEN	CID002502	Asia Tungsten Products Vietnam Ltd.	Vietnam

2

Table 2. CFSP-participating processing facilities as listed by CFSI as of May 23, 2017

Processing facilities and their locations reported in our supply chain that are reported by CFSI to have agreed to participate in the CFSI Conflict-Free Smelter Program but have not yet completed the program.

Mineral	Facility ID	Processing Facility Name	Country
TUNGSTEN	CID002833	ACL Metais Eireli	Brazil

Table 3. CFSP-non-participating processing facilities as of May 23, 2017

Processing facilities and their locations reported in our supply chain that are not reported as either compliant with or participating in the CFSI Conflict-Free Smelter Program.

Mineral	Facility ID	Processing Facility Name	Country

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